UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 28, 2024

Cytokinetics, Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50633	94-3291317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

280 East Grand Avenue, South San Francisco, California 94080
(Address of Principal Executive Offices) (Zip Code)

(650) 624-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CYTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	Other Events.

Underwriting Agreement

On May 28, 2024, Cytokinetics, Incorporated (the “Company”), closed a public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (collectively, the “Underwriters”) dated May 22, 2024, relating to the public offering, issuance and sale of 9,803,922 shares of the Company’s common stock (“Common Stock”). The price to the public in the offering was $51.00 per share of Common Stock. The Underwriters purchased the shares of Common Stock from the Company pursuant to the Underwriting Agreement at a price of $50.00 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,470,588 shares of Common Stock at the public offering price. The gross proceeds to the Company from the offering were approximately $500 million before offering expenses payable by the Company, or are expected to be approximately $575 million if the Underwriters exercise in full their option to purchase additional shares.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The offering was made pursuant to the Registration Statement and an accompanying prospectus previously filed with the U.S. Securities and Exchange Commission and a preliminary prospectus supplement and final prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

Common Stock Option Purchase Agreement

Concurrently with the closing of the offering, and in connection with that certain Common Stock Option Purchase Agreement with Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (“RPI”) and affiliate of Royalty Pharma Development Funding, LLC, dated May 22, 2024, RPI purchased 980,392 shares of Common Stock at a price of $51.00 per share in a concurrent private placement. The foregoing description of the Common Stock Option Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Common Stock Option Purchase Agreement, which the Company expects to file, with confidential terms redacted, with the SEC as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending on June 30, 2024. The shares issued to RPI were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act in a transaction not involving a public offering of such shares.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated as of May 22, 2024, by and among Cytokinetics, Incorporated, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED

Date: May 28, 2024	By:	/s/ Sung Lee
Sung Lee
Executive Vice President, Chief Financial Officer